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                                                                  Exhibit 10 (a)
                            TRW BENEFITS EQUALIZATION PLAN

                                 Amended and Restated

                               Effective August 1, 1996


    1. PURPOSE. The purpose of the TRW Benefits Equalization Plan ("BEP"), as amended and restated effective August 1, 1996, is to provide supplemental retirement and death benefits to those management and highly-compensated employees of TRW Inc. and its subsidiaries ("TRW") whose benefits under The TRW Employee Stock Ownership and Stock Savings Plan (the "Stock Savings Plan") are limited by reason of:

    a. the limitations on compensation under Section 401(a)(17) of the Internal Revenue Code of 1986 ("Code");

    b.   the dollar limitations on elective deferrals under Code Section
402(g)(1);

    c. the limitations on the amount that TRW can contribute as "TRW Matching Contributions" as defined under the Stock Savings Plan without exceeding the amount provided by Code Section 415(c)(1)(A); and

    d. the exclusion of compensation otherwise included as "Compensation" under the Stock Savings Plan but for the fact that (i) such compensation was deferred under the provisions of the TRW Inc. Deferred Compensation Plan ("DC Plan") rather than received or (ii) a determination was made by TRW that such inclusion could violate the regulations under Code Section 401(a)(4).

    The BEP is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act ("ERISA") and is designed to provide benefits which mirror the provisions of the Stock Savings Plan but cannot be paid from the Stock Savings Plan because of certain Code limitations.

2. ELIGIBILITY. Employees (i) whose base pay and bonus paid in any year (or deferred pursuant to the DC Plan) exceed the compensation limitations of Code
Section 401(a)(17) for such year will be eligible to participate in the BEP provided they are otherwise eligible, and have elected, to participate in the Stock Savings Plan and have timely elected to participate in the BEP. Once such employees have met the eligibility requirements under this section, they will continue to be eligible to participate in subsequent years even if their base pay and bonus paid fall below the compensation limit of Code Section 401(a)(17).

3.  ACCOUNTS.

    a. An account ("Account") shall be established in the name of each eligible employee into which shall be credited monthly the following amounts:


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         i.   that percentage of the participant's current compensation which the participant elected to contribute to the Stock Savings Plan as "Before-Tax Contributions" and that percentage of the participant's current compensation which the Company would have contributed to the Stock Savings Plan as "TRW Matching Contributions" (both terms as defined under the Stock Savings Plan) to the extent that such amounts cannot be contributed to the Stock Savings Plan due to any of the reasons identified in Section 1; provided, however, that the percentage of the participant's compensation credited to the Account, when combined with the percentage elected under the Stock Savings Plan, may not at any time be greater than that amount of "Before-Tax Contributions" which the participant would be permitted to contribute, as a highly-compensated participant, to the Stock Savings Plan without regard to the above-referenced limitations; and further provided, that the TRW Matching Contributions credited to the Account shall be reduced by any amounts actually contributed for the participant by the Company to the Stock Savings Plan as TRW Matching Contributions; plus

         ii. earnings on the amounts credited under subparagraph i. above in accordance with the participant's election as provided in Section 4 below.

    b. The participant's annual election to participate in the BEP by having his Account credited as provided in paragraph a. shall be filed with the Committee on a prescribed form and shall be filed at such time as the Committee may specify, but in all cases prior to the time such compensation is to be earned by the participant. No changes in the percentage of compensation credited to the Account shall be made during the calendar year following the election, unless the participant elects 0%.

    c. Participants shall have, at all times, a nonforfeitable interest in the amounts credited to their Account, subject to the provisions of Section 6e.

    d. Participants shall receive an annual statement of their Account established under the BEP within a reasonable period after the end of each calendar year.

4.  EARNINGS.

    a. Each participant in the BEP shall be able to elect to have monies credited to his or her Account based upon the performance of:

         (i) prior to January 1, 1997, the Equity Fund or the Insured Return Fund (also sometimes referred to as the Stable Value Fund) of the Stock Savings Plan; and

         (ii) on and after January 1, 1997, the same investment fund options offered to participants under the Stock Savings Plan.


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Such election may be made by allocating the entire Account to one of the earnings options or by allocating the Account between selected investment fund options in 25 percent multiples. Each participant may change his or her election at the middle or end of any month by contacting the Committee or its delegee.

    b. All TRW Matching Contributions allocated to a participant's Account will be credited in the same manner as the participant's election under Section a.

5.  TIME OF PAYMENT.

    a. Except as otherwise provided herein, payment of the Account to the participant (or, in the event of his death, to his beneficiary as designated in writing to the Committee) shall be made as of the January following the following events:

         i. the participant's becoming disabled as defined by the terms and conditions of the Stock Savings Plan;

         ii.  the death of the participant; or

         iii. the termination of the participant's employment with TRW through retirement or otherwise.

    b. Notwithstanding Section aiii., if the participant's termination of employment is the result of the divestiture of TRW Information Systems and Services, and the participant continues employment with the entity that acquired such operations ("successor employer"), the BEP benefit shall not be payable until such participant's termination of employment with the successor employer, except as provided under Section 6d.

    c. Notwithstanding the above, the Directors/Committee, upon determining that the participant has suffered an emergency event beyond his control which would impose an immediate and heavy financial hardship if the payment of his benefits were not made, may pay to the participant that part of his Account which is needed to satisfy such hardship.

6.  PAYMENT OF BENEFITS.

    a. Subject to Section b, the automatic form of payment of monies in the Account shall be ten equal annual installments, payable during the month of January; provided, however, that the participant can petition the Directors or the Committee at any time at least two months prior to the participant's eligibility for payout from the Stock Savings Plan to change such payment to any lesser number of annual installments or to a single sum. If annual installments are paid, the balance of the Account shall continue to be credited with earnings as previously elected by the participant in accordance with Section 4.


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    b.   Upon approval by the Directors/Committee, any election of a form of payment other than the automatic form of payment provided in this Section shall be irrevocable.

    c. Payment of the Account shall be made in the form of cash unless the Directors/Committee determines in its discretion that it is appropriate to pay that portion of the participant's Account attributable to TRW Matching Contributions and earnings thereon in shares of TRW common stock, in which event such distribution of shares shall occur no earlier than six months following the date that the participant is last employed by TRW.

    d. If the balance in the participant's Account under the BEP, determined as of any of the events described in Section 5 above, is less than $3,500, said Account balance shall automatically be paid out in a single sum in the first January following said event.

    e. Payments under the BEP shall be made by TRW, with any appropriate reimbursement being made by subsidiaries of TRW. The BEP shall be unfunded, and TRW shall not be required to establish any special or separate fund nor to make any other segregation of assets in order to assure the payment of any amounts under the BEP. Participants in the BEP have the status of general unsecured creditors of TRW and the BEP constitutes a mere promise by TRW to make benefit payments in the future.

7. NON-ALIENATION OF BENEFITS. Neither a participant or any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, in advance of actual receipt, any BEP benefit. Any such attempted assignment or transfer shall be ineffective; TRW's sole obligation under the BEP shall be to pay benefits to the participant, his beneficiary or his estate, as appropriate. No part of any BEP benefit shall, prior to actual payment, be subject to the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person; nor shall any BEP benefit be transferable by operation of law in the event of a participant's or any other person's bankruptcy or insolvency, except as required or permitted by law.

8. DIRECTORS/COMMITTEE. For purposes of the BEP, "Directors" shall mean the Compensation and Stock Option Committee of the Directors of TRW with respect to the approval of benefits of any participant who is, or ever was, either a Director of TRW, a member of the Chief Executive Office, or a member of the Management Committee. With respect to the approval of benefits of other participants, "Committee" shall refer to an Administrative Committee consisting of those three employees of TRW who occupy the most senior positions in the Company Staff Finance, Human Resources, and Law Departments. The Committee or its delegate shall interpret the provisions of the BEP, determine the rights and status of participants and beneficiaries hereunder, and handle the general
administration of the BEP.   Such interpretations and determinations shall be
final and conclusive as to all interested persons.


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9.  CLAIMS PROCEDURE.  If a claim for a BEP benefit is denied, in whole or in part, a written notice of denial provided to the participant shall state the reasons for denial, a description of any additional material or information required; and an explanation of the claim review procedure. Any person whose claim, upon his written request for review, is again denied may make a second request for review. A decision on such second request shall normally be made within sixty days.

10. AMENDMENT AND TERMINATION. Nothing herein shall be construed to constitute a contract between TRW and the participants to continue the BEP, and TRW's Directors in their sole discretion may terminate or discontinue the BEP at any time and may at any time and from time to time amend any or all of its provisions; provided, however, that no termination or amendment shall reduce amounts credited prior to such termination or amendment.

11. MISCELLANEOUS PROVISIONS.

    a. As used in this document, the masculine gender shall include the feminine and the singular shall include the plural. To the extent that any term is not defined under the BEP, it shall have the same meaning as defined in the Stock Savings Plan.

    b. Employment rights with TRW shall not be enlarged or affected by the existence of the BEP.

    c. In case any provision of the BEP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions

    d.   The BEP shall be governed by the laws of the State of Ohio.

7/96


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